Exhibit 4.1
SINA CORPORATION
AMENDED AND RESTATED 2007 SHARE INCENTIVE PLAN

Exhibit 4.1

i

Exhibit 4.1

Exhibit 4.1

Exhibit 4.1

Exhibit 4.1
SINA CORPORATION
AMENDED AND RESTATED 2007 SHARE INCENTIVE PLAN
SECTION 1. INTRODUCTION.
In May 2007, the Board adopted the 2007 Share Incentive Plan. In May 2010, the Board adopted this Amended and Restated 2007 Share Incentive Plan (the “Plan”), which is a continuation of the 2007 Share Incentive Plan and which shall become effective upon its approval by the Company’s shareholders (the “Effective Date”).
The purpose of this Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Participants the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.
The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Share Options or Nonstatutory Share Options), Share Appreciation Rights, Share Grants and Restricted Share Units.
The Plan shall be governed by, and construed in accordance with, California law (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.
SECTION 2. DEFINITIONS.
(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)	“Annual Pool” has the meaning set forth in Section 5(b).

(c)	“Applicable Laws” means all applicable laws, rules, regulations and requirements relating to the administration of share plans, including, but not limited to, all applicable Cayman laws, the laws of the People’s Republic of China, U.S. federal and state laws, the rules and regulations of any stock exchange or quotation system on which the Ordinary Shares are listed or quoted, and the applicable laws, rules, regulations or requirements of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants reside or provide services, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)	“Award” means an Option, SAR, Share Grant or Restricted Share Unit.

(e)	“Award Agreement” means any Share Option Agreement, SAR Agreement, Share Grant Agreement or Restricted Share Unit Agreement.

(f)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(g)	“Cashless Exercise” means, to the extent that a Share Option Agreement so provides and as permitted by Applicable Laws, a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax withholding obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company.

(h)	“Cause” means, except as may otherwise be provided in a Participant’s employment agreement, Award Agreement, or other written agreement, (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is

Exhibit 4.1
being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(i)	“Change in Control” means the consummation of any of the following transactions:
(i)	The sale of all or substantially all of the Company’s assets;

(ii)	The merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(iii)	The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities. For purposes of this paragraph, the term “person” shall not include: (1) a trustee of other fiduciary holding securities under an employee benefit plan of the Company, a Subsidiary or an Affiliate; or (2) corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Ordinary Shares.

A transaction shall not constitute a Change in Control if its sole purpose is to change the place of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
(j)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(k)	“Committee” means a committee described in Section 3.

(l)	“Company” means SINA Corporation, a Cayman Islands corporation.

(m)	“Consultant” means an individual who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director.

(n)	“Director” means a member of the Board who is also an Employee.

(o)	“Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(p)	“Employee” means any individual who is an employee of the Company, a Parent, a Subsidiary or an Affiliate.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Share Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

Exhibit 4.1
(s)	“Fair Market Value” means the market price of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:
(i)	if the Shares are admitted to trading on any established national stock exchange or market system, including without limitation NASDAQ, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or

(ii)	if the Shares are admitted to quotation on NASDAQ or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in such source as the Committee deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
(t)	“Fiscal Year” means the Company’s fiscal year.

(u)	“Grant Date” means the grant effective date of an Award.

(v)	“Incentive Share Option” or “ISO” means an incentive stock option described in Code Section 422.

(w)	“Non-Employee Director” means a member of the Board who is not an Employee.

(x)	“Nonstatutory Share Option” or “NSO” means a share option that is not an ISO.

(y)	“Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(z)	“Optionee” means an individual, estate or other entity that holds an Option.

(aa)	“Ordinary Shares” means the Company’s ordinary shares.

(bb)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns share possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc)	“Participant” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan or any individual, estate or other entity that holds an Award.

(dd)	“Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more factors, including: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its Parent, Subsidiaries, Affiliates or operating units.

(ee)	“Performance Period” means any period not exceeding 60 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

Exhibit 4.1
(ff)	“Plan” means this SINA Corporation Amended and Restated 2007 Share Incentive Plan as it may be amended from time to time.

(gg)	“Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) whether through amendment, cancellation or replacement grants, or any other means.

(hh)	“Restricted Share Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan.

(ii)	“Restricted Share Unit Agreement” means the agreement described in Section 9 evidencing a Restricted Share Unit.

(jj)	“SAR Agreement” means the agreement described in Section 7 evidencing a Share Appreciation Right.

(kk)	“SEC” means the Securities and Exchange Commission.

(ll)	“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(mm)	“Securities Act” means the Securities Act of 1933, as amended.

(nn)	“Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. Further, unless otherwise determined by the Committee, a Participant’s Service will not terminate merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(oo)	“Share” means one share of Ordinary Shares.

(pp)	“Share Appreciation Right” or “SAR” means a share appreciation right awarded under the Plan.

(qq)	“Share Grant” means Shares awarded under the Plan.

(rr)	“Share Grant Agreement” means the agreement described in Section 8 evidencing a Share Grant.

(ss)	“Share Option Agreement” means the agreement described in Section 6 evidencing an Option.

(tt)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(uu)	“10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding shares of the Company, its Parent or any of its Subsidiaries. In determining share ownership, the attribution rules of Code Section 424(d) shall be applied.

Exhibit 4.1
SECTION 3. ADMINISTRATION.
(a)	Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. The Committee shall generally have membership composition which enables Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act. However, the Board may also appoint one or more separate Committees, each composed of one or more directors of the Company who need not qualify under Rule 16b-3, that may administer the Plan with respect to Participants who are not Section 16 Persons, respectively, may grant Awards under the Plan to such Participants and may determine all terms of such Awards. Members of any such Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

Notwithstanding the foregoing, the Board shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

The Board and any Committee appointed to administer the plan is referred to herein as the “Committee”.

(b)	Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:
(i)	selecting Participants who are to receive Awards under the Plan;

(ii)	determining the Fair Market Value;

(iii)	determining the type, number, Grant Date, vesting requirements and other features and conditions of such Awards;

(iv)	approving the forms of agreements to be used under the Plan;

(v)	amending any outstanding Awards;

(vi)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(vii)	interpreting the Plan and any Award Agreement;

(viii)	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

(ix)	adopting such rules or guidelines as it deems appropriate to implement the Plan;

(x)	authorizing any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(xi)	making all other decisions relating to the operation of the Plan; and

(xii)	adopting such plans or subplans as may be deemed necessary or appropriate to comply with the laws of certain countries, allow for tax-preferred treatment of the Awards or otherwise provide for the participation by Participants who reside in such countries.
The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)	Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or

Exhibit 4.1
paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled to by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
SECTION 4. GENERAL.
(a)	General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

(b)	Incentive Share Options. Only Participants who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.

(c)	Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with Applicable Laws. In no event shall the Company be required to issue fractional Shares under this Plan.

(d)	Beneficiaries. Unless stated otherwise in an Award Agreement and then only to the extent permitted by and enforceable under Applicable Laws, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company or the Company’s designee. A beneficiary designation may be changed by filing the prescribed form with the Company (or the Company’s designee) at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate or to such other person as the Company may designate.

(e)	No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Ordinary Shares covered by an Award until such person has satisfied all of the terms and conditions to receive such Ordinary Shares, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f)	Termination of Service. Unless the applicable Award Agreement or, with respect to a Participant who resides in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the maximum term of the Option and/or SAR as applicable): (i) upon termination of Service for any reason, the unvested portions of any outstanding Restricted Share Units or Share Grants shall be immediately forfeited without consideration; (ii) if Service is terminated for Cause, then all unexercised Options and/or SARs, unvested portions of Restricted Share Units and unvested portions of Share Grants shall terminate and be forfeited immediately without consideration; (iii) if Service is terminated for any reason other than for Cause, death or Disability, then the vested portion of the Participant’s then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within ninety (90) days after the date of such termination and the unvested portions of any such Awards shall be forfeited without consideration at the end of such period; or (iv) if Service is terminated due to death or Disability, the vested portion of the Participant’s then-outstanding Options and/or SARs may be exercised within six (6) months after the date of such termination and the unvested portions of any such Awards shall be forfeited without consideration at the end of such period.

Exhibit 4.1
SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.
(a)	Basic Limitation. The shares issuable under the Plan shall be authorized, but unissued, or reacquired Shares. The aggregate number of Shares reserved for Awards under the Plan is 10,000,000 Shares, subject to adjustment pursuant to Section 10.

(b)	Limits on Awards. The aggregate maximum number of Shares that may be granted in connection with all Awards during any Fiscal Year shall not exceed three percent (3%) of the total number of the Company’s outstanding Shares as of the last day of the immediately preceding Fiscal Year (“Annual Pool”), plus any Shares remaining available pursuant to the Annual Pool for the immediately preceding Fiscal Year, subject to adjustment pursuant to Section 10.

(c)	Limits on Incentive Stock Options. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 10,000,000 Shares, subject to adjustment pursuant to Section 10.

(d)	Share Count. Shares issued as Share Grants or pursuant to Restricted Share Units will count against the Shares available for issuance under the Plan, and against the Shares available for grant during any Fiscal Year, as one point seven five (1.75) Shares for every one (1) Share issued in connection with the Award. Shares issued as Options or Share Appreciation Rights will count against the Shares available for issuance under the Plan, and against the Shares available for grant during any Fiscal Year, as one (1) Share for every one (1) Share subject thereto. The total number of Shares subject to Share Appreciation Rights that are settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares actually issued upon settlement of the Share Appreciation Rights. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under the Plan. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan; provided that, any one (1) Share issued as a Share Grant or pursuant to Restricted Share Units that is forfeited or terminated shall be credited as one point seven five (1.75) Shares when determining the number of Shares that shall again become available for Awards under the Plan. For purposes of clarity, no Shares surrendered pursuant to Section 6(f)(i) and no Shares withheld pursuant to Section 13(b) shall again become available for Awards under the Plan.

(e)	Dividend Equivalents. Any dividend equivalents distributed under the Plan shall reduce the number of Shares available for Awards.
SECTION 6. TERMS AND CONDITIONS OF OPTIONS.
(a)	Share Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Share Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Share Option Agreement. The provisions of the various Share Option Agreements entered into under the Plan need not be identical. The Share Option Agreement shall specify whether the Option is an ISO or an NSO.

(b)	Number of Shares. Each Share Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 10.

(c)	Exercise Price. Each Share Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 10. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for an ISO granted to a 10-Percent Shareholder) on the Grant Date.

Exhibit 4.1
(d)	Exercisability and Term. Each Share Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and may include performance conditions or Performance Goals. The Share Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed seven (7) years from the Grant Date. A Share Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events. Notwithstanding any other provision of the Plan or the Share Option Agreement, no Option can be exercised after the expiration date provided in the applicable Share Option Agreement.

(e)	Method of Exercise. An Option may be exercised, in whole or in part, by giving written notice of exercise to the Company (or, subject to Applicable Laws and if the Company permits, by electronic or voice methods) of the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the aggregate Exercise Price, plus any required withholdings (unless satisfactory arrangements have been made to satisfy such withholdings). The Company reserves the right to delay issuance of the Shares if such payments are not satisfactory.

(f)	Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Share Option Agreement:
(i)	Surrender of Share. Payment of all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings).

(ii)	Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

(iii)	Other Forms of Payment. Payment may be made in any other form that is consistent with Applicable Laws, regulations and rules and approved by the Committee.
In the case of an ISO granted under the Plan, except to the extent permitted by Applicable Laws, payment shall be made only pursuant to the express provisions of the applicable Share Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(f).

(g)	Modifications or Assumption of Options; No Re-Pricing. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option and, unless there is approval by the Company shareholders, the Committee may not Re-Price outstanding Options.

(h)	Assignment or Transfer of Options. Except as otherwise provided in the applicable Share Option Agreement and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s shareholders), no Option or interest therein shall be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution and an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee.

Exhibit 4.1
SECTION 7. TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS.
(a)	SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b)	Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 10.

(c)	Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 10. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Grant Date.

(d)	Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and may include performance conditions or Performance Goals. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed seven (7) years from the Grant Date. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or other events. SARs may be awarded in combination with Options or Share Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Share Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six (6) months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.

(e)	Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)	Modification or Assumption of SARs; No Re-Pricing. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding share appreciation rights (including share appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR and, unless there is approval by the Company shareholders, the Committee may not Re-Price outstanding SARs.

(g)	Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s shareholders), no SAR or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution and a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant.

Exhibit 4.1
SECTION 8. TERMS AND CONDITIONS FOR SHARE GRANTS.
(a)	Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Share Grant. A Share Grant may be awarded in combination with NSOs, and such an Award may provide that the Share Grant will be forfeited in the event that the related NSOs are exercised.

(b)	Share Grant Agreement. Each Share Grant awarded under the Plan shall be evidenced and governed exclusively by a Share Grant Agreement between the Participant and the Company. Each Share Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Share Grant Agreement. The provisions of the Share Grant Agreements entered into under the Plan need not be identical.

(c)	Payment for Share Grants. Share Grants may be issued with or without cash consideration under the Plan.

(d)	Vesting Conditions. The Committee shall determine the vesting schedule of each Share Grant. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Share Grant Agreement which may include performance conditions or Performance Goals. A Share Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e)	Assignment or Transfer of Share Grants. Except as otherwise provided in the applicable Share Grant Agreement and then only to the extent such transfer is otherwise permitted by Applicable Laws, no unvested Share Grant or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.

(f)	Voting and Dividend Rights. The holder of a Share Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Share Grant Agreement may require that the holder of such Share Grant invest any cash dividends received in additional Shares subject to the Share Grant. Such additional Shares and any Shares received as a dividend pursuant to the Share Grant shall be subject to the same conditions and restrictions as the Share Grant with respect to which the dividends were paid. Such additional Shares subject to the Share Grant shall not reduce the number of Shares available for issuance under Section 5.

(g)	Modification or Assumption of Share Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Share Grants or may accept the cancellation of outstanding share grants (including share granted by another issuer) in return for the grant of new Share Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Share Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Share Grant.
SECTION 9. TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS.
(a)	Restricted Share Unit Agreement. Each Restricted Share Unit granted under the Plan shall be evidenced by a Restricted Share Unit Agreement between the Participant and the Company. Such Restricted Share Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Unit Agreements entered into under the Plan need not be identical. Restricted Share Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)	Number of Shares. Each Restricted Share Unit Agreement shall specify the number of Shares to which the Restricted Share Unit pertains, which number is subject to adjustment in accordance with Section 10.

(c)	Payment for Restricted Share Units. To the extent that an Award is granted in the form of Restricted Share Units, no cash consideration shall be required of the Award recipients.

Exhibit 4.1
(d)	Vesting Conditions. The Committee shall determine the vesting schedule of each Restricted Share Unit. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement which may include performance conditions or Performance Goals. A Restricted Share Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e)	Form and Time of Settlement of Restricted Share Units. Settlement of vested Restricted Share Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee at the time of the grant of the Restricted Share Units, in its sole discretion. Vested Restricted Share Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Restricted Share Units have been satisfied or have lapsed, or it may be deferred, in accordance with Applicable Laws, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

(f)	Voting and Dividend Rights. The holders of Restricted Share Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Share Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding. Dividend equivalents may be converted into additional Restricted Share Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Restricted Share Units to which they attach.

(g)	Creditors’ Rights. A holder of Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Share Unit Agreement.

(h)	Modification or Assumption of Restricted Share Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Share Units or may accept the cancellation of outstanding restricted share units (including restricted share units granted by another issuer) in return for the grant of new Restricted Share Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Restricted Share Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Restricted Share Unit.

(i)	Assignment or Transfer of Restricted Share Units. Except as otherwise provided in the applicable Restricted Share Unit Agreement and then only to the extent such transfer is otherwise permitted by Applicable Laws and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s shareholders), no Restricted Share Unit or interest therein shall be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.
SECTION 10. PROTECTION AGAINST DILUTION.
(a)	Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments in one or more of:
(i)	the number of Shares and the kind of shares or securities available for future Awards under Section 5(a);

(ii)	the limits on all Awards per Fiscal Year specified in Section 5(b);

(iii)	the limits on ISOs specified in Section 5(c);

Exhibit 4.1
(iv)	the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(v)	the Exercise Price under each outstanding Option or SAR.
(b)	Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of shares of any class or securities convertible into shares of any class, any subdivision or consolidation of shares of any class, the payment of any share dividend or any other increase or decrease in the number of shares of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)	Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 11. EFFECT OF A CHANGE IN CONTROL.
(a)	Change in Control. In the event that the Company is a party to a Change in Control, outstanding Awards shall be subject to the applicable agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b)	Acceleration. Notwithstanding the foregoing, the Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become vested and exercisable, in full or in part, in the event that the Company is a party to a Change in Control.

(c)	Dissolution. To the extent not previously exercised or settled, Options, SARs and Restricted Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.
SECTION 12. LIMITATIONS ON RIGHTS.
(a)	Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to Applicable Laws, and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

Exhibit 4.1
(b)	Shareholders’ Rights. Except as provided in Section 9(f), a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 10.

(c)	Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all Applicable Laws and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
SECTION 13. TAXES.
(a)	General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any tax obligations or other required deductions that arise in connection with his or her Award. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made pursuant to an Award granted under the Plan, all federal, state, city, local or foreign taxes of any kind, and any other required deductions, required to be paid with respect to such payment and the Company may take any such actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes or other required deductions. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)	Share Withholding. The Committee may permit a Participant to satisfy all or part of the obligations that arise in connection with the Award by Cashless Exercise, by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for the minimum duration necessary to avoid financial accounting charges under applicable accounting guidance or as otherwise permitted by the Committee in its sole and absolute discretion. Any payment of obligation by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. If any Shares are used to satisfy obligations, such Shares shall be valued based on the Fair Market Value thereof on the date when the obligation is required to be satisfied or as otherwise provided by the Committee.
SECTION 14. DURATION AND AMENDMENTS.
(a)	Term of the Plan. The Plan shall terminate on August 1, 2015 and may be terminated on any earlier date pursuant to this Section 14.

(b)	Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is required by Applicable Laws, regulations or rules.